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                                              FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 33-54726
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 20, 1992)

                                MICHAELS STORES, INC.

     This Prospectus Supplement supplements the resale Prospectus dated November 20, 1992 of Michaels Stores, relating to shares of Common Stock, par value $.10 per share, of Michaels Stores which may be offered by the Selling Stockholders from time to time. This Prospectus Supplement is not complete without the Prospectus and may only be delivered with the Prospectus. Terms used in this Prospectus Supplement that are defined in the Prospectus are used herein as so defined.

     This Prospectus Supplement restates in its entirety the information set forth under the caption "Selling Stockholders" in the Prospectus, as set forth below:

     Douglas B. Sullivan, Executive Vice President - Development of Michaels Stores, intends to offer and sell 55,000 shares of Common Stock covered by the Prospectus. R. Michael Rouleau, Chief Executive Officer of Michaels Stores, intends to sell 137,910 shares of Common Stock covered by the Prospectus. The offer and sale by Mr. Sullivan and Mr. Rouleau will be made in ordinary broker's transactions in the NASDAQ National Market System in transactions involving ordinary and customary brokerage commissions.

     The following table sets forth certain information as of August 31, 1999, with respect to the Common Stock to be acquired by Mr. Sullivan and Mr. Rouleau upon exercise of options held by them.

                                                                          NUMBER OF
                                               COMMON STOCK               SHARES OF                    COMMON STOCK
                                                 OWNERSHIP               COMMON STOCK                   OWNERSHIP
                                             PRIOR TO OFFERING          OFFERED HEREBY                AFTER OFFERING
                                             -----------------          --------------                --------------
         NAME AND POSITION             NUMBER (1)       PERCENTAGE (2)                            NUMBER          PERCENTAGE(2)
         -----------------             ----------       --------------                            ------          -------------
 Douglas Sullivan, Executive Vice       145,375(3)             *              55,500               89,875                *
 President - Development

 R. Michael Rouleau, Chief              780,577(4)           2.5%            137,910              642,667              2.1%
 Executive Officer


-------------------
*    Less than 1% of class

(1) Based on ownership as of August 31, 1999. Persons holding shares of Common Stock pursuant to the Michaels Stores Employees 401(k) Plan generally have sole voting and investment power with respect to such shares.

(2) Based on 30,188,944 shares of Common Stock issued and outstanding as of August 31, 1999.

(3) Includes 55,500 Shares to be acquired upon exercise of options granted pursuant to the Non-Statutory Stock Option Plan, all of which are presently exercisable. Also includes 55,000 shares of Common Stock to be acquired upon exercise of options granted under other stock option plans of Michaels Stores.

(4) Includes 137,910 Shares to be acquired upon exercise of options under the Incentive Stock Option Plan, all of which are presently exercisable. Also includes 612,090 shares of Common Stock to be acquired upon

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     exercise of options granted under other stock option plans of Michael
     Stores and 2,457 shares held pursuant to the 401(k) Plan.

     Information required pursuant to the Securities Act of 1933 relating to other Selling Stockholders will be provided by Prospectus Supplement.

                                ---------------------

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 3, 1999